UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2012

INGREDION INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.

As described in Item 2.03 below, on October 22, 2012, Ingredion Incorporated (“Ingredion” or the “Company”) entered into a Revolving Credit Agreement dated October 22, 2012, by and among the Company, the lenders signatory thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Citibank, N.A. and Bank of Montreal, as Co-Syndication Agents, and Mizuho Corporate Bank (USA), U.S. Bank National Association and Branch Banking and Trust Company, as Co-Documentation Agents (the “2012 Revolving Credit Agreement”).  The 2012 Revolving Credit Agreement replaces the 2010 Revolving Credit Agreement described below.

Item 1.02  Termination of a Material Definitive Agreement.

On October 22, 2012, the Company terminated the Revolving Credit Agreement dated as of September 2, 2010, by and among the Company, the lenders signatory thereto and JPMorgan Chase Bank, National Association, as Administrative Agent (the “2010 Credit Agreement”). Under the 2010 Revolving Credit Agreement all committed pro rata borrowings bore interest at a variable annual rate based on the LIBOR or base rate, at the Company’s election, subject to the terms and conditions thereof, plus, in each case, an applicable margin based on the Company’s leverage ratio (as reported in the financial statements delivered pursuant to the 2010 Revolving Credit Agreement). The revolving credit facility under the 2010 Revolving Credit Agreement would have matured June 6, 2014.  The Company and its affiliates regularly engage certain of the lenders under the 2010 Revolving Credit Agreement to provide other banking and financial services. All of these engagements are negotiated at arm’s length.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 22, 2012, the Company entered into the 2012 Revolving Credit Agreement to establish a new five-year $1.0 billion multi-currency senior unsecured revolving credit facility (including borrowings and letters of credit) to replace the existing $1.0 billion senior unsecured revolving credit facility under the 2010 Credit Agreement. Subject to certain terms and conditions, the Company may increase the amount of the revolving facility under the 2012 Revolving Credit Agreement by up to $250 million in the aggregate. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on the LIBOR or base rate, at the Company’s election, subject to the terms and conditions thereof, plus, in each case, an applicable margin based on the Company’s leverage ratio (as reported in the financial statements delivered pursuant to the 2012 Revolving Credit Agreement).

The 2012 Revolving Credit Agreement contains customary representations, warranties, covenants, events of default, terms and conditions, including limitations on liens, incurrence of debt, mergers and significant asset dispositions. The Company must also comply with a leverage ratio and interest coverage ratio. The occurrence of an event of default under the 2012 Revolving Credit Agreement could result in all loans and other obligations being declared due and payable and the revolving credit facility being terminated.

Borrowings under the 2012 Revolving Credit Agreement are to be used for general corporate purposes.  There are no current borrowings under the 2012 Revolving Credit Agreement.

The Company and its affiliates regularly engage certain of the lenders under the 2012 Revolving Credit Agreement to provide other banking and financial services. All of these engagements are negotiated at arm’s length.

The foregoing description of the 2012 Revolving Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the 2012 Revolving Credit Agreement, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Exhibit
4.1

Revolving Credit Agreement dated October 22, 2012, by and among Ingredion Incorporated, the lenders signatory thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Citibank, N.A. and Bank of Montreal, as Co-Syndication Agents, and Mizuho Corporate Bank (USA), U.S. Bank National Association and Branch Banking and Trust Company, as Co-Documentation Agents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGREDION INCORPORATED

Date: October 23, 2012	By:	/s/ Cheryl K. Beebe
Cheryl K. Beebe
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1

Revolving Credit Agreement dated October 22, 2012, among Ingredion Incorporated, the lenders signatory thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Citibank, N.A. and Bank of Montreal, as Co-Syndication Agents, and Mizuho Corporate Bank (USA), U.S. Bank National Association and Branch Banking and Trust Company, as Co-Documentation Agents